As filed with the Securities and Exchange Commission on February 17, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NETAPP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0307520
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

495 East Java Drive Sunnyvale, California	94089
(Address of principal executive offices)	(Zip code)

SolidFire, Inc. 2010 Stock Incentive Plan

SolidFire, Inc. 2016 Equity Incentive Plan

(Full title of the plans)

George Kurian

Chief Executive Officer

NetApp, Inc.

495 East Java Drive

Sunnyvale, California 94089

(Name and address of agent for service)

(408) 822-6000

(Telephone number, including area code, of agent for service)

Copies to:

Dennis C. Sullivan, Esq.

Christopher W. Trester, Esq.

DLA Piper LLP

2000 University Avenue

East Palo Alto, California 94303

(650) 833-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
NetApp, Inc. Common Stock (par value $0.001) subject to assumed stock options previously granted by SolidFire, Inc. (2)	1,708,309	$ 5.20(4)	$8,883,207(4)	$894.54
NetApp, Inc. Common Stock (par value $0.001) subject to assumed restricted stock units previously granted by SolidFire, Inc. (3)	952,661	$ 21.475(5)	$20,458,395(5)	$2,060.16
Total	2,660,970		$29,341,602	$2,954.70

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)	Represents shares of Common Stock subject to outstanding unvested stock options as of February 2, 2016, granted under the SolidFire, Inc. 2010 Stock Incentive Plan (the “2010 Plan”), which was assumed by the Registrant on February 2, 2016, pursuant to that certain Agreement and Plan of Merger, dated as of December 18, 2015, by and among the Registrant, Sonoma Merger Corp., a wholly owned subsidiary of the Registrant, SolidFire, Inc. and Shareholder Representative Services LLC, solely as the stockholder representative (the “Merger Agreement”).
(3)	Represents shares of Common Stock subject to restricted stock units as of February 2, 2016, granted under the SolidFire, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), which was assumed by the Registrant on February 2, 2016, pursuant to the Merger Agreement.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the weighted average exercise price for shares subject to the outstanding unvested options granted pursuant to the 2010 Plan.
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on February 12, 2016, as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written or oral request to: NetApp, Inc., Attn: Matthew K. Fawcett, Senior Vice President, General Counsel and Secretary, 495 East Java Drive, Sunnyvale, CA 94089, Tel: (408) 822-6000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

NetApp, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission (other than information supplied in a Current Report on Form 8-K that is furnished and not filed pursuant to Form 8-K and, except as may be noted in any such Current Report on Form 8-K, exhibits filed on such form that are related to such information):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 24, 2015, filed with the Commission on June 12, 2015, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended July 31, 2015 and October 30, 2015 filed with the Commission on September 8, 2015 and December 2, 2015, respectively, pursuant to Section 13 of the 1934 Act;

(c)	Each of the Registrant’s Current Reports on Form 8-K, filed with the Commission pursuant to Section 13 of the 1934 Act on May 20, 2015, June 5, 2015, June 26, 2015, August 6, 2015, September 16, 2015, November 18, 2015, December 21, 2015, January 6, 2016 and February 2, 2016; and

(d)	The Registrant’s Registration Statement No. 000-27130 on Form 8-A filed with the Commission on November 1, 1995, which contains a description of the terms, rights and provisions applicable to the Registrant’s Common Stock, including any amendments or reports filed for the purpose of updating such descriptions.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit the indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IX of the Registrant’s Certificate of Incorporation,

as amended, provides that, subject to Delaware law, the Registrant’s directors will not be personally liable for monetary damages for breach of their fiduciary duties to the Registrant and its stockholders. This provision does not eliminate any director’s fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article VII of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provides for indemnification of its directors to the fullest extent authorized by Delaware General Corporation Law. The Bylaws also provide that:

•	The Registrant is required to advance the expenses, as incurred, of any such individual in connection with defending a proceeding, action or suit by reason of such individual’s serving on behalf of and at the Registrant’s request, except that such officer or director shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification arrangements with any person other than a director who is made a party to any action, suit or proceedings by reason of the fact that he is or was an officer or employee of the Registrant.

•	The Registrant may not retroactively amend the Bylaw provisions described above to reduce its indemnification obligations to its directors, officers, employees and agents.

In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers to provide for the maximum indemnification allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Exhibit Index on the page immediately following the signature pages to this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on February 17, 2016.

NETAPP, INC.

By:	/s/ George Kurian
George Kurian,
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints George Kurian and Jeffrey K. Bergmann, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ George Kurian (George Kurian)	Chief Executive Officer and Director (Principal Executive Officer and Principal Operating Officer)	February 17, 2016

/s/ Jeffrey K. Bergmann (Jeffrey K. Bergmann )	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 17, 2016

/s/ T. Michael Nevens (T. Michael Nevens)	Chairman of the Board	February 17, 2016

/s/ Jeffry R. Allen (Jeffry R. Allen)	Director	February 17, 2016

/s/ Tor R. Braham (Tor R. Braham)	Director	February 17, 2016

/s/ Alan Earhart (Alan Earhart)	Director	February 17, 2016

/s/ Gerald Held (Gerald Held)	Director	February 17, 2016

/s/ Kathryn M. Hill (Kathryn M. Hill)	Director	February 17, 2016

/s/ George T. Shaheen (George T. Shaheen)	Director	February 17, 2016

/s/ Robert T. Wall (Robert T. Wall)	Director	February 17, 2016

/s/ Richard Wallace (Richard Wallace)	Director	February 17, 2016

EXHIBIT INDEX

Exhibit Number	Documents

4.1	Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 26, 2013).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Commission on February 13, 2014).

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 to this Registration Statement).

24	Power of Attorney (included on the signature page of this Registration Statement).

99.1	SolidFire, Inc. 2010 Stock Incentive Plan.

99.2	SolidFire, Inc. 2016 Equity Incentive Plan.